Exhibit 5.1

September 20, 2023

Canopy Growth Corporation 1 Hershey Drive Smiths Falls, Ontario K7A 0A8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-1

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated under the federal laws of Canada (the “Company”), in connection with certain matters of law relating to the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 45,858,936 common shares in the capital of the Company (the “Shares”), covered by the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof. 22,929,468 Shares were issued on September 19, 2023 and 22,929,468 Shares are issuable upon the due exercise of warrants of the Company (the “Warrants”) issued pursuant to subscription agreements, dated as of September 18, 2023 (the “Subscription Agreements”). This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of compliance (the “Certificate of Compliance”) dated September 19, 2023 issued for the Company under the Canada Business Corporations Act (the “CBCA”), a copy of which we have delivered to you;

(b)	the articles of the Company;

(c)	the by-laws of the Company;

(d)	certain resolutions of the Company’s board of directors relating to the issuance of the Shares;

(e)	a certificate, dated the date of this opinion, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs (b), (c), and (d) above, a copy of which we have delivered to you;

(f)	the Subscription Agreements; and

(g)	the Registration Statement.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed:

(i)	the legal capacity of all individuals signing documents,

(ii)	the genuineness of all signatures,

(iii)	the authenticity and completeness of all documents submitted to us as originals,

(iv)	the conformity to authentic original documents of all documents submitted to us as copies, and

(v)	the continuing accuracy of the Certificate of Compliance as of the date of this opinion as if issued on that date.

(b)	Enforceability, etc., of the Subscription Agreements executed by others. We have assumed that:

(i)	each party to the Subscription Agreements other than the Company:

(A)	is existing under the laws of its jurisdiction of formation, as applicable;

(B)	has the requisite power and capacity to carry on business, own properties and assets, and execute, deliver, and perform its obligations under the Subscription Agreements and to carry out the transactions contemplated under the Subscription Agreements;

(C)	has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, the Subscription Agreements; and

(D)	has duly executed and delivered the Subscription Agreements;

(ii)	the exercise, by each party other than the Company, of its rights and the performance of its obligations under the Subscription Agreements is not contrary to its constating documents or governing legislation;

(iii)	each of the Subscription Agreements constitutes a legal, valid, and binding obligation of each party to it other than the Company, enforceable against that party in accordance with its terms;

(iv)	the representations and warranties of each party to the Subscription Agreements other than the Company are true and correct and accurate in all respects; and

(v)	to the extent that the Subscription Agreements are to be performed in any jurisdiction other than the Provinces (as defined below), such performance will not be illegal under the laws of that jurisdiction.

(c)	Public records. We have assumed the completeness, accuracy, and currency of:

(i)	the indices and filing systems maintained at the public offices where we searched or made inquiries,

(ii)	all documents supplied or otherwise conveyed to us by public officials, and

(iii)	all facts set out in those documents and in official public records.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would:

(i)	restrict any distribution of or trade in those securities, or

(ii)	affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 5(a), we have relied and our opinion is based solely upon the Certificate of Compliance and the Officer’s Certificate.

4.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable in the Provinces. For the purposes of this opinion, the term “Securities Laws” means the Securities Act (Ontario), together with the regulations and rules made under that act, the Securities Act (British Columbia), together with the regulations, rules, and forms made under that act and the blanket rulings and orders issued by the British Columbia Securities Commission and the Securities Act (Alberta), together with the regulations and rules under that act and the blanket rulings and orders issued by the Alberta Securities Commission.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Provinces and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Company is a corporation existing under the CBCA.

(b)	The issuance of the Shares has been duly authorized and (i) 22,929,468 Shares are validly issued as fully-paid and non-assessable common shares in the capital of the Company; and (ii) 22,929,468 Shares will be validly issued as fully-paid and non-assessable common shares in the capital of the Company upon due exercise of the Warrants, including payment of the exercise price therefor.

6.	USE OF OPINION

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the selling shareholders set forth in the Registration Statement.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP